EXHIBIT 97

inTEST CORPORATION

POLICY FOR THE RECOVERY

OF ERRONEOUSLY AWARDED COMPENSATION

1.    Introduction

The Board (as defined below) of inTEST Corporation, a Delaware corporation (the “Company”), hereby adopts this Policy for the Recovery of Erroneously Awarded Compensation (as amended or restated from time to time, this “Policy”) in accordance with the requirements of the Recovery Rules (as defined below) to implement a written policy for the recovery of erroneously awarded compensation received by executive officers in the event of an accounting restatement. This Policy shall be effective as of November 22, 2023 the “Effective Date”).

2.    Definitions

For purposes of this Policy, the following capitalized terms shall have their respective meanings set forth below:

(a)    “Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)    “Board” means the Board of Directors of the Company.

(c)    “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Policy, and in the absence of such a committee, a majority of the independent directors serving on the Board.

(d)    “Covered Erroneously Awarded Compensation” means the Erroneously Awarded Compensation Received by a Covered Executive Officer (i) during the applicable Recovery Period, (ii) on or after the Effective Date, (iii) after the Covered Executive Officer began service as an Executive Officer, and (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association.

(e)    “Covered Executive Officer” means an individual who served as an Executive Officer at any time during the applicable performance period for the affected Incentive-Based Compensation (whether or not such individual is an Executive Officer at the time that Erroneously Awarded Compensation is required to be repaid under this Policy) and includes both current and former Executive Officers.

(f)    “Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(g)    “Exchange” means the New York Stock Exchange American.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)    “Executive Officer” means any current or former “officer” of the Company, as defined by Rule 16a-1(f) of the Exchange Act. The Committee shall have full discretion to determine which individuals in the Company and its subsidiaries shall be considered an “Executive Officer” for purposes of this Policy.

(j)     “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measure shall also include the Company’s stock price and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(k)    “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include compensation that is granted, earned and vests exclusively upon completion of a specified employment or other period, without any performance condition, and compensation that is discretionary or based on subjective goals or goals unrelated to a Financial Reporting Measure.

(l)     “Received” with respect to Incentive-Based Compensation means when the Incentive-Based Compensation is deemed received, which is the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(m)    “Recovery Period” means the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(n)    “Recovery Rules” means Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC (including Rule 10D-1 under the Exchange Act) and Section 811 of the NYSE American Listed Company Manual.

(o)     “Restatement Date” means the earlier of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(p)    “SEC” means the Securities and Exchange Commission.

3.    Recovery of Erroneously Awarded Compensation

(a)    In the event of an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Covered Erroneously Awarded Compensation Received by each Covered Executive Officer during the Recovery Period based on the Accounting Restatement and shall promptly provide each affected Covered Executive Officer with a written notice stating the amount of Covered Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

(b)    Each Covered Executive Officer must comply with any request or demand for repayment or return within 45 days from the date such request or demand was sent (or by such later date specified in the request or demand, if any).

(c)    The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on whether or when the restated financial statements are filed. In addition, the recovery of Erroneously Awarded Compensation is required without regard to whether any misconduct occurred or an Executive Officer’s responsibility for the erroneous financial statements.

(d)    The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances.

(e)    To the extent that a Covered Executive Officer fails to repay any or all Covered Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to promptly recover such Covered Erroneously Awarded Compensation from the Covered Executive Officer, and the Covered Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in seeking to recover such Covered Erroneously Awarded Compensation.

4.    Determination of Erroneously Awarded Compensation

(a)    The amount of Covered Erroneously Awarded Compensation shall be determined by the Committee based on the particular facts and circumstances and consistent with the principles of the Recovery Rules. The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy.

(b)    For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

(c)    For cash awards, Erroneously Awarded Compensation typically will be the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received after applying the restated Financial Reporting Measure. For cash awards from bonus pools, the Erroneously Awarded Compensation typically will be the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(d)    For stock options or stock appreciation rights, if the shares, stock options or stock appreciation rights are still held at the time of recovery, the Erroneously Awarded Compensation typically will be the number of shares received in excess of the number of shares that should have been received applying the restated Financial Reporting Measure (or the value of that excess number). If the options or stock appreciation rights have been exercised, but the underlying shares have not been sold, the Erroneously Awarded Compensation typically will be the number of shares underlying the excess options or stock appreciation rights (or the value thereof).

5.    Exemption

Recovery of Erroneously Awarded Compensation shall not be required to the extent that the Committee determines that recovery would be impracticable because of one or more of the following conditions:

(a)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(b)    Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange.

(c)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

6.    Prohibition on Indemnification

The Company and its subsidiaries are prohibited from indemnifying any current or former Executive Officer against the loss of Erroneously Awarded Compensation pursuant to this Policy and from paying the premiums on any insurance policy protecting against the recovery of Erroneously Awarded Compensation. Neither the Company nor any subsidiary shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recover Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

7.    Administration

This Policy shall be administered by the Committee in accordance with the Recovery Rules. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determination made by the Committee shall be binding on all persons. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

8.    Acknowledgement

The Company may require an Executive Officer to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer regardless of whether or not such Executive Officer properly signs and returns to the Company such Acknowledgement Form.

9.    Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by applicable SEC rules.

10.    Miscellaneous

(a)    Amendment and Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 10(a) to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Recovery Rules.

(b)    Other Recovery Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to abide by the terms of this Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with this Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company and its subsidiaries shall continue to be bound by the terms of this Policy with respect to Incentive-Based Compensation subject to this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company or its subsidiaries under applicable law, regulation or rule, or pursuant to the terms of any policy or in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company and its subsidiaries. Nothing in this Policy precludes the Company from implementing any additional clawback, recovery or recoupment policies with respect to Executive Officers or other individuals. Application of this Policy does not preclude the Company or its subsidiaries from taking any other action to enforce any Executive Officer’s obligations to the Company or its subsidiaries, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or its subsidiaries with respect to any Executive Officer.

(c)    Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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EXHIBIT A

inTEST CORPORATION

POLICY FOR THE RECOVERY

OF ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the inTEST Corporation Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the Executive Officer:

●

acknowledges and agrees that the Executive Officer is and will continue to be subject to the Policy and that the Policy will apply both during and after the Executive Officer’s employment with the Company and its subsidiaries;

●	agrees to abide by the terms of the Policy, including, without limitation, by promptly returning any Covered Erroneously Awarded Compensation to the Company in a manner permitted by the Policy;

●

acknowledges and agrees to reimburse the Company for any and all expenses reasonably incurred by the Company in seeking to recover such Covered Erroneously Awarded Compensation in the event that the Executive Officer fails to promptly repay any or all Covered Erroneously Awarded Compensation to the Company when due; and

●

acknowledges and agrees that the Company may, to the greatest extent permitted by law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company pursuant to the Policy if such amount has not been returned to the Company prior to the date that the subsequent amount becomes payable to the Executive Officer.

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